Exhibit 99.A

CTE Corporate Communications
100 CTE Drive
Dallas, PA 18612-9774

NEWS RELEASE

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations and Corporate Communications
(570) 631-2807

John R. Birk Appointed to CTE Board of Directors

Dallas, PA – June 13, 2005 – Commonwealth Telephone Enterprises, Inc. (“CTE”) (Nasdaq: CTCO), announced today that John R. Birk, 53, has been appointed to its Board of Directors, effective June 10, 2005. Mr. Birk is an operating executive of Evercore Partners. Evercore Partners, based in New York, NY, and Los Angeles, CA, manages private equity and venture capital investments, and provides financial and restructuring advisory services to corporate and investor clients. Mr. Birk has been associated with Evercore Partners since September 1995.

“John brings varied and extensive senior executive experience to our board,” stated Walter Scott, Jr., Chairman of CTE’s Board of Directors. “His wide-ranging background, including telecommunications industry experience, along with his proven record of leadership during his career, make him an ideal addition to our board.”

The addition of Mr. Birk to the CTE Board of Directors brings the total board membership to 10.

Prior to beginning his association with Evercore Partners, Mr. Birk served as president of Ideon Group, Inc. (“Ideon”), a position he assumed following Ideon’s acquisition of Wright Express Corporation (“Wright Express”), where he was president, chief executive officer and a director. While at Ideon, Mr. Birk also served as chairman of Wright Express, chairman of National Leisure Group and president of Hotline Travel, Inc.

Prior to joining Wright Express, Mr. Birk was president, chief operating officer and a director of ADVO, Inc., the publicly-traded direct marketing company. He also held various positions at US Sprint Communications Company, L.P., including president of US Telecom, president of US Sprint’s Northeast Division and group president of US Sprint. In addition, he has held positions with MCI, Inc., PepsiCo Inc., and Procter & Gamble Company.

Mr. Birk currently serves on the board of directors of Specialty Products & Insulation Co. (“SPI”). He became a director of SPI in December 1998 and was elected chairman in March 2004. Mr. Birk also serves on the board of directors of Security Associates International, Inc.

Mr. Birk is a graduate of Colgate University in Hamilton, NY, and the Advanced Management Program at the Harvard Graduate School of Business.

About CTE
Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves business and residential customers with a full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s seventh largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. CTE deploys broadband DSL technology to offer high-speed Internet access in the CT and CTSI service territories. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the Northeast’s largest rural dial-up Internet Service Providers (“ISPs”), and Commonwealth Communications, a provider of telecommunications equipment and facilities management services.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com. However, the information on this web site does not form a part of this release.